EXHIBIT 99.1

STRATA Skin Sciences Appoints Dr. Uri Geiger to Chairman of its Board of Directors

HORSHAM, Pa., June 30, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the appointment of Dr. Uri Geiger as the Chairman of the Board of Directors. William Humphries will step down as Chairman and continue to serve on the Board, effective July 3, 2023, as he transitions into his role as Chief Executive Officer of Alcami Corporation.

“I’m honored to assume the role of Chairman at this pivotal moment in STRATA’s growth,” said Dr. Uri Geiger, Chairman of STRATA's Board of Directors. “I look forward to leveraging my experience and guiding the company towards an exciting future.”

Dr. Geiger currently serves on the Board and his experience includes more than 20 years as a leader in the medical technology industry, contributing to his extensive entrepreneurial, management and investment experience. In his current role, Mr. Geiger serves as the founder and managing partner of Accelmed, a lower middle-market private equity firm focused on acquiring and investing in mature U.S.-based, commercial stage healthcare technology companies.

“We are delighted to have Uri move into the position of Chairman of the Board of Directors,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “Uri has been on the Board for over five years, and his extensive experience and long-term investment in the Company will help advance us into the next phase of growth.”

“Uri’s profound understanding of STRATA’s business model and the medical technology landscape make him ideally positioned to lead our Board,” said Bill Humphries, Member of STRATA's  Board of Directors. “I am confident that his stewardship will propel STRATA to greater heights and yield significant benefits for our shareholders.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital